Exhibit 99.1(2)

Articles of Incorporation of KB Insurance Co., Ltd.

Chapter 1 General

Article 1 (Company Name) The name of the company shall be “KB Insurance Co., Ltd.” in English (hereinafter referred to as “the Company”); provided, however, that its branches located in the United States of America are indicated as Kookmin Best Insurance Co., Ltd., instead of KB Insurance Co., Ltd.

Article 2 (Purpose) The Company intends to engage in each of the following businesses and related businesses incidental thereof;

① Insurance business that can be carried out under the Insurance Business Act and the related laws and regulations;

② Asset management excluding methods prohibited or restricted by the Insurance Business Act or other laws and regulations;

③ Non-insurance business permitted by the Insurance Business Act and other laws and regulations.

Article 3 (Location of Head Office and Branch Offices)

① The Company places its head office in Seoul Metropolitan City.

② The Company may, as necessary, establish, transfer or abolish branches or local subsidiaries (referring to branches as set forth in the Commercial Act; same hereinafter) inside and outside the country by the resolution of the Board of Directors.

Article 4 (Method of Notification)

① The notification of the Company shall be posted on the Company’s Internet website (http://www.kbinsure.co.kr).

② In case it is not possible to post the notification on the company’s Internet website due to computer malfunction or other unavoidable reasons, it shall be posted on the “Maeil Business Newspaper” published by Seoul Metropolitan City.

Chapter 2 Stocks

Article 5 (Total Number of Shares to be Issued) The total number of shares to be issued by the Company shall be 200 million shares.

Article 6 (Value of One Share) The value of one share issued by the Company shall be five hundred Korean won.

Article 7 (Types of Stocks and Stock certificate)

① The shares to be issued by the Company shall be of two types; registered common stocks and registered preferred stocks.

② The stock certificates shall be of eight types; stock certificates for one (1) share, five (5) shares, ten (10) shares, fifty (50) shares, one hundred (100) shares, five hundred (500) shares, one thousand (1,000) shares and ten thousand (10,000) shares.

Article 8 (Number and Content of Preferred stocks)

① The preferred stocks to be issued by the Company shall not be deemed to carry voting rights, and the number of issued stocks shall be one quarter (1/4) or less of the total number of issued stocks.

② For preferred stocks, the stimulated dividend yield shall be set at 1% or more per annum based on their face value by the Board of Directors upon their issuance.

③ In case the dividend yield of common stocks exceeds that of preferred stocks, dividend is paid out at the same ratio between the common and preferred stocks for the excess.

④ In case a fixed dividend was not paid out for preferred stocks in a given business year, the cumulative missed dividend is to be paid out prior to any other dividends for the next business year.

⑤ In case there is a resolution not to pay out a fixed dividend on preferred stocks, it is deemed that the voting right is recognized for such preferred stocks from the general meeting of shareholders following such meeting where such resolution was made till the end of such meeting where a resolution to pay out a preferred dividend is made.

⑥ In case the Company carries out paid-in capital increase or capital increase without consideration, common stocks shall be allocated as new stocks to the preferred stocks in case of paid-in capital increase and the same preferred stocks shall be allocated in case of capital increase without consideration.

⑦ The Company may, at the time of issuance of the preferred stocks, decide the duration with the resolution of the Board of Directors and may convert them into common stocks upon expiration of the duration. However, in case a fixed preferred dividend was not paid out during the above-mentioned duration, the duration is extended till the fixed cumulative unpaid dividend is paid out and the preferred dividend is paid out afterwards. In the event of conversion into common stocks upon expiration of the duration, provisions of Article 12 shall apply mutatis mutandis to dividend of the gains on the stocks to be issued due to the conversion.

Article 9 (Issuance and Assignment of Stocks)

① In case the Company issues new stocks by a resolution of the Board of Directors, each of the following procedures shall apply;

1. A method of granting shareholders the opportunity to subscribe for new stocks in order to allocate new stocks based on the number of stocks they hold.

2. A method of granting a specified person (including shareholders of the Company) an opportunity to subscribe for new stocks by means of other methods than the one prescribed in Subparagraph 1 within the scope not exceeding 20/100 of the total number of issued stocks (calculated by adding up the outstanding stocks and the newly issued stocks; same hereinafter in this Paragraph) in order to achieve the business objectives of the Company such as introduction of new technology and improvement of its financial structure.

3. A method of granting an unspecified number of persons (including shareholders of the Company) an opportunity to subscribe for new stocks by means of other methods than the one prescribed in Subparagraph 1 within the scope not exceeding 20/100 of the total number of issued stocks and accordingly assigning new stocks to the persons who subscribed.

② In case of assigning new stocks in the manner prescribed in Paragraph 1, Subparagraph 3, new stocks shall be assigned by the resolution of the Board of Directors in a manner falling under any of the following;

1. A method of assigning new offering to an unspecified number of subscribers without classifying the types of persons to whom an opportunity to subscribe shall be granted;

2. A method of assigning new offering to the members of the employee share ownership in accordance with the relevant laws and regulations and granting an unspecified number of persons an opportunity to subscribe for new offering including the unsubscribed stocks;

3. A method of preferentially granting shareholders an opportunity to subscribe for new offering and then in case there are unsubscribed stocks left, granting an unspecified number of persons an opportunity to have new offering assigned;

4. A method of granting a person(s) of a particular type an opportunity to subscribe for new offering in accordance with reasonable standards set by the related laws and regulations such as demand forecast that an investment trader or an investment broker prepares as an acquirer or an agent.

③ In case of assigning new offering pursuant to Paragraph 1, Subparagraphs 2 and 3, the matters stipulated in Article 416, Subparagraphs 1, 2, 2-2, 3 and 4 shall be notified or announced to the shareholders until two (2) weeks prior to the payment date; provided, however, that in accordance with Article 165-9 of the Financial Investment Services and Capital Markets Act, a report of important matters may be disclosed to the Financial Services Commission and the Korea Exchange in substitution for such notification and announcement.

④ In case of issuing new stocks by the method falling under any of the Subparagraphs of Paragraph 1, the type and number of stocks to be issued and the issue price shall be determined by the resolution of the Board of Directors.

⑤ In case the Company assigns new stocks, if subscription is not made or the value of the new stocks is not paid by the due date, the handling method shall be determined by the resolution of the Board of Directors as prescribed by the related laws and regulations such as the appropriateness of the issue price.

⑥ The Company shall determine the method of disposing of odd stocks arising from the assignment of new stocks by the resolution of the Board of Directors.

⑦ In case the Company assigns new stocks pursuant to Paragraph 1, Subparagraph 1, the Company shall issue subscription warrants to the shareholders.

Article 10 (Deleted)

Article 11 (Call Option)

① To the extent permitted by the Commercial Act, the Company may grant the officers and employees of the Company (Including the officers and employees of related companies as set forth in Article 30 of the Enforcement Decree of the Commercial Act. Same hereinafter in this Article) the call option pursuant to the provisions of Article 340-2, by the special resolution of the general meeting of shareholders; provided, however, that the Company may grant the officers and employees of the Company (excluding directors of the Company) the call option to the extent stipulated by the related laws and regulations by the resolution of the Board of Directors. In this case, it shall obtain the approval of the general meeting of shareholders that will be held first after the grant date.

② Those who shall be granted the call option shall be the officers and employees of the Company who contributed to or can contribute to establishment, management, overseas sales or technological innovation of the Company but exclusive of the officers and employees who are not eligible to the call option as set forth in related laws and regulations.

③ Stocks to be issued upon the exercise of call options (referring to the stocks to be used as a basis for calculating the difference between the exercise price of the call option and the market price in case such difference is paid out in cash or treasury stocks) shall be registered common stocks (or registered preferred stocks).

④ The number of the officers and employees who are subject to grant of the call options shall not exceed 90/100 of the total number of the officers and employees and the call option granted per officer or per employee shall not exceed one-hundredth (1/100) of the total number of the stocks to be issued.

⑤ The exercise price per share of the stocks to be issued when call options are exercised shall not be less than any of the following;

The same shall apply when the exercise price is adjusted after granting call options.

1. The higher of the following prices in case of issuing and distributing new stocks;

A	The market price of the relevant stocks evaluated in accordance mutatis mutandis with the provisions of Article 176-7, Paragraph 2, Subparagraph 1 of the Enforcement Decree of the Financial Investment Services and Capital Market Act as of the call option grant date;

B	The face value of the relevant stocks;

2. The market price of the relevant stocks evaluated in accordance with the provisions of Subparagraph 1 (A) in cases other than Subparagraph 1;

⑥ The call option may be exercised within seven years from the date two years have elapsed since the date of the resolution referred to in Paragraph 1.

⑦ The person who has been granted the call option shall be entitled to exercise it only if they have served for at least two years from the date of the resolution referred to in Paragraph 1; provided, however, that the person who has been granted the call option deceases or resigns or retires for reasons not attributable to them within two years from the date of the resolution referred to in Paragraph 1, they may exercise the call option during the period of the exercise.

⑧ The dividends on new stocks issued pursuant to the exercise of the call options shall be governed mutatis mutandis by the provisions of Article 12.

⑨ In cases falling under any of the following, the Board of Directors may cancel the grant of call options;

1. The relevant officer or employee retired or resigned at their discretion after being granted the call option;

2. The relevant officer or employee has caused serious damage to the Company intentionally or by negligence;

3. The Company cannot accede to the exercise of call options due to its bankruptcy or dissolution;

4. Occurrence of any other reasons for cancellation as defined by the call option grant agreement.

⑩ The Company shall attach the condition of achieving performance targets when granting call options, and in case such targets are not achieved, the exercise of call options may be suspended or canceled.

Article 12 (Record Date of Dividend Payout for New Stocks) In case the Company issues new stocks through paid-in capital increase, capital increase without consideration and a share dividend, it shall be deemed that new stocks were issued at the end of the business year immediately prior to the business year in which the issue date falls, when it comes to dividend of profits from the new stocks.

Article 13 (Transfer Agent)

① The Company shall appoint a stock transfer agent.

② The transfer agent, and its transfer handling place and the scope of its agency service shall be determined by the resolution of the Board of Directors.

③ The Company shall keep the list of shareholders or its copy in the place of transfer handling of the transfer agent, and shall have the transfer agent take care of the transfer of the title of the stocks, the registration or deletion of pledges, the indication or deletion of trust assets, the issuance of stock certificates, the reception of reports and other administrative work related to the stocks.

④ The procedure for the handling of administrative work as set forth in Paragraph 3 shall be in accordance with the provisions concerning agency for transfer of title of stocks by the transfer agent, etc.

Article 14 (Address, Name and Notification of Registered Seal of Shareholders, etc.)

① The shareholders and the registered pledgees shall report their name, address and registered seal or signature to the transfer agent set forth in Article 13.

② The shareholders and the registered pledgees residing in foreign countries shall report the place and the agent to receive notifications in the Republic of Korea.

③ The same shall apply in the event of any changes set forth in Paragraphs 1 and 2.

Article 15 (Closing and Base Date of the Shareholders’ Registry)

① The Company shall suspend the change of the shareholders’ registry with respect to rights for one month from the next day of the last day of each business year.

② The Company shall deem the shareholders listed on the shareholders’ registry as of the last day of each business year as those who will exercise their rights at the regular general meeting of shareholders for the fiscal year.

③ The Company may deem the shareholders listed on the shareholders’ registry as of the day when the change of the shareholders’ registry with respect to rights is suspended or the day determined by the resolution of the Board of Directors by deciding a fixed period of time not exceeding three (3) months as determined by the resolution of the Board of Directors, in the event of convening an extraordinary general meeting of shareholders or as otherwise needed, as the shareholders to exercise their rights, and if deemed necessary by the Board of Directors, suspension of the change of the shareholders’ registry and designation of a base date may be carried out at the same time. The company shall announce it two (2) weeks in advance.

Chapter 3 General Meeting of Shareholders

Article 16 (Time of Convocation)

① The general meeting of shareholders of the Company shall be held as a regular general meeting of shareholders or an extraordinary general meeting of shareholders.

② A regular general meeting of shareholders shall be convened within three(3) months after the end of each business year and an extraordinary general meeting of shareholders held as necessary.

Article 17 (Holder of the Right of Convocation) A general meeting of shareholders shall be convened by the Representative Director in accordance with the resolution of the Board of Directors, unless otherwise provided for in the relevant laws and regulations; provided, however, that in case the Representative Director cannot perform his/her duties, the provisions of Article 31, Paragraph 3 shall apply mutatis mutandis.

Article 18 (Notification and Announcement)

① When convening a general meeting of shareholders, the notification on the date, place, and purpose of the meeting shall be sent in writing to the shareholders via their e-mail or by consent of each shareholder two weeks prior to the meeting.

② The notification on the convocation of a general meeting of shareholders and the objectives may be posted on the “Maeil Business Newspaper” and the “Kyunghyang Shinmun” issued in Seoul two times or more or on the Electronic Disclosure System operated by the Financial Supervisory Service or the Korea Exchange in substitution for the notification on convocation of the meeting to those who own one-hundredth (1/100) or less of the total number of outstanding stocks with voting rights as set forth in Paragraph 1.

③ When notifying or posting the notice of a general meeting of shareholders in accordance with Paragraphs 1 and 2, in case the objective of the meeting concerns matters relating to the appointment of directors, the name, biography, recommender of the candidate and other matters about him/her as set forth in the Enforcement Decree of the Commercial Act shall be notified or announced.

④ In case the Company issues notification or announcement of a general meeting of shareholders pursuant to Paragraphs 1 and 2, it shall notify or announce the details of the activities and remuneration of outside directors, and the matters specified by the Enforcement Decree of the Commercial Act among the details on the transactions with the largest shareholder pursuant to Article 542-9 of the Commercial Act and the matters to refer to as for the business management including overview of the business and its status; provided, however, that the Company may post such matters on its Internet website and place them at a place prescribed by the Enforcement Decree of the Commercial Act, so that the public can read them in substitution for the notification or announcement.

Article 19 (Place of the Meeting) A general meeting of shareholders shall be held at the headquarters office, but may be held in an adjoining area as necessary.

Article 20 (Chairman)

① The Chairman of the general meeting of shareholders shall be the Representative Director; provided, however, that if there are more than one Representative Directors, it shall be determined by the Board of Directors.

② In case the Representative Director is unable to perform his/ her duties, the provisions of Article 31, Paragraph 3 shall apply mutatis mutandis.

Article 21 (Right of the Chairman to Maintain the Order)

① The Chairman of a general meeting of shareholders may order the person who deliberately disturbs the order by, for example, making a statement or engaging in an act to intentionally disturb the proceedings, to discontinue such statement or act or to leave the meeting place.

② The Chairman of a general meeting of shareholders may limit the time and number of shareholders’ remarks when he/ she finds it necessary to facilitate smooth proceedings.

Article 22 (Voting Rights of Shareholders) The voting rights of shareholders shall be one (1) per share.

Article 23 (Diverse Exercise of Voting)

① If a shareholder holding two or more voting rights intends to perform diverse exercise of voting, he or she shall notify the Company of the meaning and reason in writing or in electronic form three days prior to the meeting.

② The Company may refuse diverse exercise of voting of the shareholders, except where the shareholder has acquired the trust of the stocks or has the stocks for another person.

Article 24 (Exercise of Voting Rights by Proxy)

① Shareholders may have their agent exercise their voting rights.

② The agent set forth in Paragraph 1 shall submit a letter of attorney certifying his/ her proxy before commencement of a general meeting of shareholders.

Article 25 (Resolution of Shareholders’ Meeting) Unless otherwise provided in the relevant laws and regulations, a resolution of a general meeting of shareholders shall be made by a majority of the voting rights of the shareholders present, but not less than one-fourth (1/4) of the total number of issued stocks.

Article 26 (Minutes of General Meeting of Shareholders) The proceedings and result of a general meeting of shareholders shall be stated in the minutes which are signed and sealed by the Chairman and the director(s) present and furnished at the head office and the branches.

Chapter 4 Directors, Board of Directors, Committees

Article 27 (Number of Directors) The number of directors shall be three or more, and the number of outside directors shall be three or more, accounting for a majority of the total number of directors.

Article 28 (Term of Directors)

① The term of office of the directors shall be determined by a general meeting of shareholders not to exceed three years.

② (Deleted)

③ A person who has served the Company for 6 years or more as an outside director or who has served for 9 years or more in total as an outside director for the Company or its affiliates cannot serve as an outside director.

④ If the term of office of the director expires prior to the general meeting of shareholders concerning the final fiscal year during his or her term of office, the term of office of the director shall be extended until the conclusion of the meeting.

Article 29 (Appointment of Directors)

① Directors shall be elected at a general meeting of shareholders.

② The election of directors shall be made by a majority of the voting rights of the shareholders present, but not less than one-fourth (1/4) of the total number of issued stocks.

③ If two or more directors are elected, the concentrated voting system prescribed in Article 382-2 of the Commercial Act shall not apply.

④ Outside directors shall be elected at the shareholders’ meeting after recommendation by the Outside Director Candidate Recommendation Committee pursuant to Article 37.

Article 29-2 (Eligibility Requirements for Outside Directors)

① Any person falling under any of the following shall not be eligible as an outside director of the Company and shall lose his position if he/ she has become an outside director;

1. (Deleted);

2. (Deleted);

3. Any person falling under any of the subparagraphs of Article 6, Paragraph 1, of the Act on Corporate Governance of Financial Companies;

4. Any person who fails to meet the qualifications required by other related laws, etc.;

5. (Deleted)

② The Company shall appoint outside directors among those who are deemed to have the experience of researching or working in the fields related to the financial business of financial companies such as finance, management, economics, law, accounting, consumer protection or information technology and to be equipped with expertise or hands-on experiences which are required to serve as an outside director.

Article 30 (By-election of Directors)

① In case there is a vacancy among the directors, an extraordinary meeting of shareholders is convened for appointment of the director(s), except where nevertheless, the number of the directors set forth in Article 27 is filled up and there is no interruption in the performance of the business even when vacancies of directors occur.

② In the event that the number of the directors set forth in Article 27 of the Articles of Incorporation is not filled up for the reason of resignation or decease of outside directors, the requirement shall be satisfied at a general meeting of shareholders convened for the first time after the occurrence of the reason.

Article 31 (Appointment and Duties of Representative Director)

① The Company shall appoint a Representative Director by the resolution of the Board of Directors.

② The Representative Director represents the Company and oversees the business. However, in the case there are two or more representative directors, each may represent the Company and the Board of Directors may segregate the duties between the representative directors, if necessary.

③ If the Representative Director cannot perform his/ her duties, the duties shall be performed by proxy as prescribed by the Board of Directors.

Article 32 (Duties of Directors) Directors are members of the Board of Directors and participate in decision-making on execution of corporate affairs and segregate and execute their duties as prescribed by the Board of Directors.

Article 32-2 (HR Management for and Responsibilities of Management Officers) (Deleted)

Article 33 (Obligations of Directors)

① If a director finds any fact which may cause significant damage to the Company, he/ she shall promptly report it to the Audit Committee.

② Directors shall faithfully perform their duties for the Company in accordance with the provisions of the laws and the Articles of Incorporation and shall not disclose the business secrets of the Company that they have learned in their duties not only during their term of office but also after their retirement.

Article 34 (Composition and Convocation of the Board of Directors)

① The Board of Directors shall be composed of directors, and shall decide material matters concerning the matters set forth in the Articles of Incorporation and the business of the Company.

② The Chairman of the Board of Directors shall be elected annually by the Board of Directors.

③ If a person who is not an outside director is elected as Chairman, a person who represents outside directors (senior outside director) shall be appointed separately.

④ Details to be resolved by the Board of Directors and other details concerning its operation shall be determined by the resolution of the Board of Directors.

⑤ The Company shall compose the Board of Directors to include persons with appropriate experience and knowledge to perform their duties as a director of a financial institution in various fields and shall ensure that the Board is not composed in a biased manner, not by appointing directors who have a common background in professionalism or who represent the interests of a certain occupational cluster or particular groups.

Article 35 (Method of Resolution of the Board of Directors)

① The resolution of the Board of Directors shall be made by attendance of the majority of the directors and by the majority of the directors present, unless otherwise prescribed in the laws and regulations.

② The Board of Directors may allow all or part of directors not to attend meetings in person and all directors to participate in resolutions by means of communications devices transmitting and receiving voices at the same time. In this case, the directors shall be deemed to have attended the Board of Directors in person.

③ Any person who has special interests in the resolution of the Board of Directors shall not exercise his/ her right of voting.

Article 35-2 (Resolution of the Board of Directors and Matters to Report)

① Matters concerning management objectives and evaluation

② Matters concerning the amendment of the Articles of Incorporation

③ Matters concerning budget and settlement

④ Matters concerning important changes of the organization such as dissolution, business transfer and merger

⑤ Matters concerning the establishment, revision and abolition of internal control standards and risk management standards

⑥ Matters concerning establishment of the corporate governance policy such as succession of management of CEO

⑦ Matters concerning the supervision of conflict of interests between major shareholders, executives, etc.

⑧ Matters separately specified by the Board of Directors in relation to the general meeting of shareholders, general business management of the Company, management of subsidiaries, important contracts, organization and officers, funding, capital and other matters

⑨ Other matters requiring a resolution of the Board of Directors under the related laws and regulations, etc.

Article 36 (Minutes of the Board of Directors)

① Meeting minutes shall be prepared with respect to the proceedings of the meeting of the Board of Directors.

② The minutes shall state the agenda, the procedure, the result, those who have objections and the reason for such objection, and the director(s) present shall sign or seal on them.

Article 37 (Committee)

① The Board of Directors shall have each of the following committees therein.

1. Outside Director Candidate Recommendation Committee

2. Audit Committee

3. Compensation Committee

4. Risk Management Committee

5. Auditor Candidate Recommendation Committee

6. Representative Director Candidate Recommendation Committee

② In addition to the Committees referred to in Paragraph 1, other committees may be established within the Board of Directors by its resolution if deemed necessary by the Board.

③ The details of the composition, authority and operation of each Committee shall be determined by a resolution of the Board of Directors, unless otherwise prescribed by the relevant laws and regulations and provisions in the Articles of Incorporation.

④ The provisions of Articles 34, 35 and 36 shall apply mutatis mutandis to the Committees.

Article 38 (Management Officers’ Meeting) (deleted)

Article 39 (Remuneration of Directors and Retirement Allowance)

① Remuneration limits of directors shall be determined at a general meeting of shareholders.

② The payment of retirement allowance of the directors shall be made in accordance with the Company’s Regulations on Retirement Allowances for Directors adopted by the resolution of the general meeting of shareholders.

Chapter 5 Audit Committee

Article 40 (Composition of Audit Committee)

① The Company shall have an Audit Committee pursuant to Article 37 in substitution for an auditor.

② The Audit Committee shall consist of three or more directors.

③ Two thirds (2/3) of the members shall be composed of outside directors, and the members and the Committee shall meet the qualifications and requirements stipulated by relevant laws and regulations.

④ Regarding the appointment of a director to become a member of the Audit Committee, shareholders who hold more than three-hundredth (3/100) of the total number of issued stocks, excluding stocks without voting rights, shall not exercise their voting rights over those excess stocks.

⑤ In case the total number of voting stocks of financial companies owned by the largest shareholder, the related party thereof, and other persons prescribed by the Enforcement Decree of the Act on Corporate Governance of Financial Companies exceeds three-hundredth (3/100) of the total number of issued stocks excluding the stocks without voting rights of the financial company, the shareholder(s) shall not exercise their voting rights when electing or dismissing directors who become members of the Audit Committee for stocks exceeding three-hundredth (3/100) of the issued stocks.

⑥ The Audit Committee shall select a person to represent the Committee by its resolution. In this case, the Chairman shall be an outside director.

Article 41 (Duties of the Audit Committee)

① The Audit Committee shall audit the Company’s accounting and affairs.

② If necessary, the Audit Committee may request the convocation of a meeting of the Board of Directors by submitting the purpose of and the reason for the meeting in writing to the person who has the authority to convene such meeting.

③ In case, notwithstanding the request referred to in Paragraph 2, the person who has the authority to convene a meeting of the Board of Directors fails to convene it without delay, the requesting Audit Committee may convene the meeting of the Board of Directors.

④ The Audit Committee may request the convocation of an extraordinary general meeting of shareholders by submitting a statement that specifies the purpose of and the reason for the meeting to the Board of Directors.

⑤ The Audit Committee may request subsidiary companies to report their business operations when necessary to carry out their duties. In this case, when the subsidiary does not report without delay, or when it is necessary to confirm the contents of the report, it may investigate the work and property status of the subsidiary.

⑥ The Audit Committee approves the appointment of external auditors.

⑦ The Audit Committee shall deal with matters delegated by the Board of Directors in addition to Paragraphs 1 to 6.

Article 41-2 (Appointment of an External Auditor) The Company shall appoint an external auditor with the approval of the Audit Committee and report it to the general meeting of shareholders convened during the business year when the appointment was carried out or notify the shareholders listed on the latest Shareholders’ Registry in writing or in an electronic form, or post it on the Company’s Internet website.

Article 42 (Audit Record) The Audit Committee shall prepare an audit record on audits and the audit record shall contain the details of proceedings of an audit and the results thereof, and the members of the Audit Committee who conducted the audit shall sign or seal on it.

Chapter 6 Calculations

Article 43 (Business Year) The business year of the Company shall be from January 1 to December 31 of each year.

Article 44 (Preparation and Furnishing of Financial Statements)

① The Representative Director of the Company shall prepare the following documents, the attached statements and the business report, six weeks before a regular general meeting of shareholders, and submit it to the regular general meeting of shareholders after audited by the Audit Committee;

1. Balance sheet

2. Income statement

3. Other documents indicating the financial status and business performance of the Company as stipulated by the Enforcement Decree of the Commercial Act

4. Consolidated financial statements for documents prescribed in Subparagraphs 1 to 3 as stipulated by the Enforcement Decree of the Commercial Act

② The Audit Committee shall submit the Audit Report to the Representative Director no later than one week prior to the regular General Meeting of Shareholders.

③ The Company shall furnish the documents specified in each of Subparagraphs of Paragraph 1 with its business report and audit report at the head office for five years and the copies at branches office for three years from one week before the regular general meeting of shareholders.

④ When the Company has obtained the approval of the meeting of shareholders on the documents specified in each of Subparagraphs of Paragraph 1, the Company shall promptly notify the balance sheet listing the name of the auditor and the audit opinion.

Article 45 (Retirement of Profits) The Company shall dispose of retained earnings before the disposition of each business year as follows;

1. Earnings reserve: Retained earnings reserve under the Commercial Act

2. Other statutory reserves

3. Dividends

4. Optional reserves

5. Other retained earnings disposition

6. Retained earnings carried forward

Article 45-2 (Interim Dividend)

① The Company may, at any one time during each business year, appoint a fixed date by a resolution of the Board of Directors and pay out an interim dividend to the current shareholders as of the day pursuant to Article 462-3 of the Commercial Act.

② The interim dividends under Paragraph 1 shall be resolved by the Board of Directors, and such resolution shall be made no later than 45 days after the base date specified in Paragraph 1.

③ The interim dividend shall be the amount of net assets on the balance sheet for the immediately preceding fiscal year minus the amount of each of the following;

1. Capital of the immediately preceding fiscal year

2. Sum of capital reserve and profit reserve accumulated until the immediately preceding fiscal year

3. Unrealized profit determined by the Enforcement Decree of the Commercial Act

4. Amount set aside for dividends at the general shareholders’ meeting of the immediately preceding fiscal year

5. Voluntary reserve accumulated for specific purposes by the provisions of the Articles of Incorporation or a resolution of the general meeting of shareholders

6. Profit reserves to be accumulated for the current fiscal year in accordance with the interim dividend

④ In cases where new stocks were issued prior to the base date prescribed in Paragraph 1 after the commencement date of the business year (including the cases of capitalization of reserves, share dividend, claim on conversion of convertible bonds, exercise of preemptive right of bonds with warrant), in respect of the interim dividend, the new stocks shall be deemed to have been issued at the end of the immediately preceding business year.

⑤ In case where no profit is expected in the current fiscal year, no interim dividends shall be paid out.

Article 46 (Dividend Payment)

① Dividend of profit may be paid out in cash or stocks.

② In the case dividend of profit is paid out in stocks, it may be paid out in stocks of different kind from the new stocks by the resolution of the general meeting of shareholders when the Company has issued stocks of different kinds.

③ The dividend under the preceding paragraph shall be paid to the shareholders listed in the shareholders’ registry or to the registered pledgees as of the end of each fiscal year.

Article 47 (Extinctive Prescription of the Claim on Dividend Payment) ① The right to claim dividend payment shall be subject to extinctive prescription if not exercised for 5 years.

② Dividends resulting from the completion of the extinctive prescription stipulated in the preceding Paragraph shall belong to the Company.

Supplementary Provisions

1. This Articles of Incorporation shall take effect on March 17, 2017.